Exhibit 14.1

Code of Ethics and Business Conduct	Ref.: GMP-002
General Management Procedure	Date: November 1st , 2023 Last Reviewed: November 1st, 2023

Code of Ethics and Business Conduct

Any copy of this document is an uncontrolled diffusion.

Only the online version on the intranet can be taken as a reference.

Boxabl Confidential. All rights reserved.

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Code of Ethics and Business Conduct	Ref.: GMP-002
General Management Procedure	Date: November 1st , 2023 Last Reviewed: November 1st, 2023

Purpose:

The Code of Ethics and Business Conduct is a broad outline, designed to guide your decision making and help you handle business situations legally, professionally, and fairly. It is supported by a wide range of company policies, standards, and other documents that set out our obligations and responsibilities to behave ethically in every aspect of our business lives.

Scope:

The Code of Ethics and Business Conduct as well as Boxabl’s policies, standards and other documents apply to every employee as well as to every director, officer. Where appropriate, business partners representing our company should also acquaint themselves with and adhere to our Code.

Ultimately, each one of us is personally responsible for making sure that we comply with the laws and regulations that apply to our business, as well as our Boxabl requirements. If you are in a leadership position, you must communicate and implement the Code of Ethics and the associated Boxabl policies, making sure that your teams comply.

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Code of Ethics and Business Conduct	Ref.: GMP-002
General Management Procedure	Date: November 1st , 2023 Last Reviewed: November 1st, 2023

Table of Contents

Follow the link: XXXXXXXXXXXXXXXX

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BOXABL

Code of Ethics

Our Values, Conduct, and Behavior



Message From Paolo

We are a technology company driving innovation to build a balanced world in a fast-changing and highly regulated business. Our goal is to solve the housing crisis through large scale standardized factory production of a rationalized building system that can deliver most residential structures in most architectural styles.

At Boxabl, this means that we inspire and enable our people to revolutionize the standard of housing construction and affordability with an innovative, technology-based solution to mass produce homes through advanced manufacturing to deliver differentiated value for all our stakeholders.

In this context, Integrity and Ethics, Workplace Respect are our Foundational Principles. Our Code of Ethics and Business Conduct is our company-wide commitment to uphold Boxabl's behaviors and principles to achieve success with the upmost integrity, and will provide employees, suppliers and customers with the information and empowerment they need to focus on what matters most and to navigate any ethical challenge they might face at Boxabl. Compliance with Boxabl Code of Ethics and Business Conduct is everyone's responsibility and interest.

You can always feel comfortable coming forward with any concerns. Boxabl does not tolerate retaliation against anyone raising concerns or asking questions in good faith. If you observe any of your colleagues not complying with the Code, you should report your concerns immediately through one of the reporting channels listed in this Code.

Together with integrity we disrupt the construction industry with technology that unlocks access to all.

Thank you

Paolo Tiramani, CEO/ Founder

Contents

What is the Code of Ethics and Business Conduct?

At Boxabl we are constantly faced with new opportunities but also new challenges. This can be unsettling, and it's not always clear how we should behave in certain situations or where the boundaries lie in terms of what is acceptable to our colleagues, customers, vendors, and the communities in which we work.

The Code of Ethics and Business Conduct is a broad outline, designed to guide your decision making and help you handle business situations legally, professionally, and fairly. It is supported by a wide range of company policies, standards, and other documents that set out our obligations and responsibilities to behave ethically in every aspect of our business lives.

To whom does the Code apply?

The Code of Ethics and Business Conduct as well as Boxabl 's policies, standards and other documents apply to every employee as well as to every director, officer. Where appropriate, business partners working on our Company's behalf should also familiarize themselves with and follow our Code.

Ultimately, each one of us is personally responsible for making sure that we comply with the laws and regulations that apply to our business, as well as our Boxabl requirements. If you are in a leadership position, you must communicate and implement the Code of Ethics and the associated Boxabl policies, making sure that your teams comply.


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Galiano Tiramani, Director / Founder

Integrity can take years to build, but it can be lost in a moment. We need to be purposeful and thoughtful about how we represent Boxabl to others.

→ *Know and follow the Code*

→ *Aim to do the right thing, every time*

→ *If it cannot be done ethically, don't do it*

→ *Speak up, we are all empowered*

What if you are unsure about how to interpret the Code?

The Code and the Boxabl policies should help you work through most business issues and dilemmas.

However, in some situations the answers may not be obvious. If this happens, take time to think through these questions:

- ✓ Is it legal?
- ✓ Does it comply with the Boxabl Code of Ethics and Business Conduct
- ✓ Do you know all the necessary facts?
- ✓ Have you reviewed the facts carefully?
- ✓ Have you thought about all your options?
- ✓ What are the consequences of your decision?
- ✓ What might people think if this become public?

Are there waivers and exceptions to the Code of Ethics and Business Conduct?

Any waiver of or exception to the Code for executive officers or directors must be approved by the Board of Directors of Boxabl Inc. or one of its committees, and it must be promptly disclosed as required by law or stock exchange regulation.

Any other waiver or exception must be approved according to company policies. If no policy applies, the waiver or exception must be approved by the Boxabl Inc. Director of Compliance.



Kyle Denman, Director of Engineering / Founder

Trust your feelings

If it doesn't feel right,

It probably isn't.

Retaliation is forbidden

If you are still not sure what to do, then speak up and get the advice and guidance you need. All employees are encouraged to speak openly and ask questions about the Code, Boxabl policies, or any other subject without fear of retaliation.

Boxabl takes all concerns seriously. All Boxabl employees must cooperate with and provide relevant information when requested. The more detail you provide, the easier it will be to assess the problem, act, and find a solution.

Boxabl does not tolerate retaliation against any employee who reports a potential or actual violation of company policy or provides further information during a review of a violation. However, any employee who fails to report or provide further information about a violation or who intentionally reports false information will be subject to disciplinary action.

What happens if you do not follow the Code?

These actions can harm our company and reputation. Whether knowingly or not, if you violate the Code of Ethics, associated policies, or applicable laws, you could be subject to personal legal liability or company disciplinary action including termination, so it is essential that you understand what is expected of you.



Martin Costas, Chief Financial Officer

Speak Up!

Sometimes you might feel hesitant to report a concern. But if you don't report it, it cannot be addressed. And in certain cases where you are aware of misconduct, the failure to report may result in disciplinary action. We will always support you to do the right thing.

Additional Obligations for Supervisors and Managers

Boxabl supervisors and managers have a special duty to foster a culture of compliance with our Foundational Principles.

This means that supervisors and managers should serve as role models for Integrity and Compliance, Workplace Respect, and Inclusion in all their interactions.

It also means that supervisors and managers should ensure that colleagues who report to them feel comfortable raising questions and concerns without fear of retaliation, that any concerns or questions will be addressed in a professional and timely manner, and that we will not compromise our standards of integrity and compliance to obtain business results.

Supervisors and managers should also consider the character and behavior of colleagues whom they are considering for promotion. Promotions are a privilege only extended to those who exemplify Boxabl's behaviors and values in a manner consistent with this Code.

How to Report: You can report in many ways:

→ To your manager or to another manager at your location

→ To any Boxabl Officer and or Director

→ To your HR representative

→ To a member of the Legal department

→ By submitting a report to our 24/7 Ethics Hotline:

Webform: www.redflagreporting.com

Client Code: Boxabl

Hotline: 1-877-647-3335

Foundational Principles

Boxabl expects all employees to comply fully with the Code of Ethics and Business Conduct and to abide by our three Foundational Principles: Integrity and Ethics, Workplace Respect, and Inclusion.

Integrity and ethics

We do businesses the right way only.

Workplace respect

We treat each other with respect and fairly.

Inclusion

We value diversity of experiences and thought.



Behaviors

Because our passion for exploring and technology:

We are **PIONEERS**

We **INNOVATE**

We **EXPERIMENT, LEARN, and GROW**

Because our together we deliver value:

We drive **ACCOUNTABILITY CULTURE**

We **TAKE BOLD ACTIONS**

We **WIN TOGETHER**

Because our exceptional people:

We are **SAFE**

We are **INCLUSIVE**

We **BUILD EXCEPTIONAL TALENT**

Our relationships with each other

Boxabl is committed to maintain an inclusive and safe working environment for all coworkers and business partners always treating people with respect. Respect in the workplace is not optional and employees should be able to work and learn in a safe and stimulating atmosphere where they feel valued and accepted.

At Boxabl we recognize that different cultures, perspectives, backgrounds and experiences are the foundation of innovative solutions that benefit our company and communities. Our goal is to create a diverse, inclusive culture that respects the differences among our people and values their identity.

Boxabl has zero tolerance for harassment or unlawful discrimination in our workplace. Such conduct is strictly prohibited.

If you know or suspect that unlawful or inappropriate harassment has occurred, you should report the situation immediately.



Create an environment that encourages diverse perspectives and open dialogue

Protecting Personal Data

Boxabl's protect the privacy of personal data entrusted to us in compliance with applicable data privacy laws:

→ We collect and use personal data only as needed for lawful business purposes and keep it only as long as necessary for that purpose.

→ We are transparent about our collection and use of personal data as explained in privacy notices such as the privacy notices provided at the point of collection.

→ We share personal data with service providers as part of our business operations only if there is a lawful basis to do so and if they contractually commit to protecting the personal data.

→ We apply appropriate safeguards when we transfer personal data from one jurisdiction to another.

→ Company policies, practices, and training programs are designed to ensure that only authorized personnel access personal data.

If you believe that personal data has been subjected to unauthorized disclosure, use, access, destruction, or acquisition, you must report it immediately.

Failure to do so could subject our Company to fines and/or regulatory action. When processing personal data, Boxabl complies with applicable law as well as Company policies.

Promoting sustainability and protecting our Environment

Boxabl is committed to operating in a sustainable way to better serve all our stakeholders for the long term.

A practical commitment to Quality

The long-term business success of Boxabl depends on our ability to continually improve the quality of our products and our service delivery. By meeting or exceeding customer expectations every time and all the time, we demonstrate our commitment to Quality. Our proactive Quality culture must be understood, shared, and practiced by all employees as an integral part of everyday business.

Managers are responsible for maintaining a culture of Quality awareness so that prevention of all nonconformances is a recognized and integral part of our daily activities.



Excellence in Execution

Quality means that every employee commits to doing the job right the first time, every time.

Each employee is individually responsible and accountable for quality within his or her area of activity. Each of us is also responsible for adhering to company policies, standards, procedures, and work instructions.

Together, we are committed to continual Quality improvements with systematic audits and periodic assessments within the Boxabl organizations and addressing customer feedback in a timely and appropriate manner.

Working safely

Boxabl is responsible for maintaining a safe and productive work environment, free from the harmful effects of alcohol, controlled substances, or legal or illegal drugs. You are prohibited from entering Boxabl facilities, conducting company business, or operating equipment if you are impaired by alcohol, drugs, or controlled substances or if you have illegal or unauthorized possession of any of these substances.

Stop the job where an unsafe condition exists, whether in travel, operations, manufacturing, or any other activity, all Boxabl people can and must stop the job to prevent injury or harm.

Avoiding and Disclosing Conflict of Interests

We want all our people to be able to succeed both inside and outside of Boxabl. But we should never use our positions at Boxabl for personal gain outside of our employment relationships.

A "conflict of interest" occurs when our personal interests interfere with, or appear to interfere with, our ability to perform our jobs without bias.

Conflicts of interest can raise questions and undermine trust. To ensure transparency, and to protect your reputation, any actual or potential conflict of interest must be disclosed to your manager and approved where an actual conflict exists. We understand that identifying conflicts of interest can be difficult. When in doubt, reach out to a member of the Legal department (or the controllership/finance organization).

Avoiding Improper Gifts and Entertainment

Developing strong working relationships with our customers, suppliers, and other business partners is important to our growth. Business gifts and entertainment are sometimes used to strengthen these bonds. However, when giving gifts or providing entertainment for people outside our company, we always need to think about how others could perceive our actions.


BOXABL

We should never create the appearance of favoritism or a sense of obligation to act in a particular way. Do not offer any gift or entertainment to any government official, unless and until you have obtained any approvals required by our Legal Counsel.

Additionally, always be mindful of our customers' internal policies on gifts and entertainment, which may be more restrictive. These requirements also apply to donations for corporate social responsibility commitments, dealing with government agencies, working with consultants and agents, and sponsoring or paying for travel.

To avoid even the perception of corruption, gifts and entertainment must observe:

→ Be reasonable, infrequent, and not extravagant (is of nominal value such as pens and baseball caps)

→ Is not solicited

→ Does not exceed generally accepted local business practices

→ Have a legitimate business purpose

→ Cannot be construed as a bribe or payoff

→ Not be cash (or cash equivalent)

→ Not be in violation of any applicable law, Boxabl policy, or customer policy

→ Not include adult entertainment or entertainment at prohibited venues

Accepting a gift from a business associate could create a sense that you owe that person a favor. Gifts can be any items or benefits for which the recipient does not pay fair market value. You must not accept any gift of more than nominal value (defined as USD 200) from any individual or organization that does business with Boxabl or wants to establish a business relationship with us.

See GMP - 003 for our Anti-Bribery Procedure



Promoting Fair and Open Competition to Benefit Consumers

We believe that our people, products, and technology offer clear competitive advantages to our customer base. That's why we want to win work through fair and open competition – never by colluding, conspiring, or cooperating with competitors or customers in a way that would undermine our credibility or their confidential information for unfair advantage. This includes using information from a competitor's bid obtained from a client without the competitor's knowledge.

Examples of prohibited conduct include price fixing, bid rigging, market splitting, or cooperating with competitors or customers in a way that would undermine our credibility or their trust in us.

Any business engagements with our competitors must be undertaken with caution to ensure that we avoid even the appearance of anti-competitive conduct. If unsure, contact the Legal department or the finance organization before sharing or exchanging information with a competitor. Never exchange pricing information or discuss bids.

Protecting Against Insider Trading of Boxabl or Customer Shares

While working for Boxabl, you might come across information that has not been disclosed publicly, such as an upcoming sale or purchase of a business or a potential large contract award. You might also see similar confidential customer information that has not been disclosed publicly.

It is possible that this non-public information could impact the share price of Boxabl or its customers. To ensure a level playing field for all investors and to ensure compliance with applicable laws, keep the information confidential and never make stock trades based on information that is not publicly available to everyone.



Remember:

→ Don't share non-public information outside the company – even an accidental disclosure can break the law if someone trades shares on information you provided.

→ Don't buy or sell shares in any company, including Boxabl, either directly or through family members or other persons or entities, if you have material inside information about that company.

→ Don't talk about sensitive or non-public information in public places where someone may overhear your conversation.

→ Don't share project or technical data that contains non-public information.

Violations of securities laws may subject the individuals involved to severe consequences, including both civil and criminal prosecution.

See GMP – 005 for our Insider Procedure

Maintaining Accurate Financial Records and Effective Internal Controls

To continue attracting and retaining customers, employees, and investors we must exceed expectations by effectively managing our business and transparently reporting on our performance to our shareholders and other stakeholders.

Our financial and business information must be accurate and transparent on a timely basis.

We comply with the legal and regulatory requirements that govern these reports while we do not tolerate alteration or falsification of any Boxabl documents or other business records. We maintain a strong system of internal controls. These accounting and auditing processes ensure that we comply with legal, accounting, tax, and other regulatory requirements, and prevent fraud.

You must report any suspected accounting or auditing irregularities immediately.

We all have a responsibility to:

→ Not falsify or alter any record or account

→ Ensure that all company assets are properly secured, disbursed, and accounted for

→ Maintain our records clearly, accurately, and completely

→ Properly document the timing in which work is done, goods and payments are received, and revenue is recognized.

→ Provide complete and truthful information to anyone responsible for financial reporting or business information.

→ Cooperate fully with any external or internal audit or investigation.

→ Accurately reflect all inventory or stock on hand, including any items that may have been disposed of

→ Retain records if asked by the Legal department or the Ethics & Compliance team until you are informed retention is no longer necessary.



It is our shared responsibility to retain Boxabl business records as long as needed for business purposes or longer, if required by law, tax, regulatory, or other standards.

Boxabl encourages employees to review their records on a regular basis and to purge old documents in accordance with the Records Management Policy.

If you know that documents in your control may be relevant to a lawsuit or government investigation, do not alter, conceal, or destroy them. In some cases, the Legal Department may instruct you to preserve certain documents that might otherwise be destroyed under Boxabl Records Management Policy. In such cases, you should follow the instructions provided by the Legal Department.

Boxabl encourages employees to review their records on a regular basis and to purge old documents in accordance with the Records Management Policy.


BOXABL
welcome home

Examples of falsification of documents could include:

→ Misrepresenting financial results
→ Manipulating or changing test results
→ Altering or backdating signed contracts, invoices, or other commercial documents
→ Forging signatures
→ Misrepresenting country of origin on products
→ Creating inaccurate or misleading forecasts, expense reports, inventory counts, or customer invoices
→ Misrepresenting pricing or charges to customers

Inquiries from the Media and Analysts

We strive to provide clear and accurate information to the media, financial analysts, and the public.

This helps us maintain integrity in our relationships with our external stakeholders, which in turn strengthens our reputation. Since accurate information is so crucial, only certain individuals may communicate with the media, financial analysts and members of the investment community.

If you receive a request for information from the media, from a financial analyst or member of the investment community, forward it to Investor Relations.

Protecting Our Brand

We are proud of our brand and what it represents for us and our goal to revolutionize the standard of housing construction and affordability.

Our brand defines us and embodies who we are, why we exist, and what we do. It inspires confidence in our customers and instills trust within the communities where we work. We must be mindful of what we communicate to ensure it does not reflect negatively on the company's reputation.

BOXABL

To speak with one voice and protect our brand, Boxabl has designated certain people to speak on behalf of our company. If you intend to post online or publish your views about topics that impact our business, make sure to clarify that your views are your own and that you are not speaking on behalf of Boxabl. In any event, never share confidential or customer information in any public space.

Seeking Long-Term Supplier Partnerships

Together, we strive to build long-term relationships with our suppliers. We only use legitimate, business-related criteria when choosing suppliers. Boxabl will enter into representation or supplier agreements only with companies believed to have demonstrated a record of and commitment to integrity. In addition, we never take unfair advantage of our suppliers through abuse of confidential information, misrepresentation of material facts or any other unfair dealing practice.

At Boxabl, we allow suppliers to compete fairly on the quality of their products and services. We will not be influenced by gifts or favors of any kind from our suppliers or potential suppliers.

Respecting Customer Property

At times, our customers may share their confidential information with us so that we may provide them with products and services. It is our responsibility to use, store, and carefully safeguard any such information in a manner that complies with all applicable laws. We each must take the necessary steps to secure this information and ensure it is used only for approved business purposes.

Interacting with Government Customers

For some of us, our work involves contracts with government entities, including government-owned or controlled companies. In these cases, we have a duty to know and follow applicable Company policies and the established laws, rules, and regulations that govern our interactions with government customers. It is important to note that these rules may be stricter and more complex than those governing our dealings with commercial clients.

We must always conduct ourselves with honesty and integrity when attempting to win government work.

This means, in part, that:

- We may not take actions that would give Boxabl an unfair competitive advantage, such as obtaining or using sensitive procurement information.
- All representations we make, including pricing and bids, must be accurate and complete.
- We must never offer, solicit, promise, give, or accept any form of bribe or kickback to or from an actual or potential government customer.
- We must never solicit or accept any form of bribe or gift from a supplier in exchange for favorable treatment in the award or performance of a government contract.
- We must ensure we only use approved (by Legal & Finance) reputable consultants, sales agents, or other professional service independent contractors for legitimate legal purposes.


BOXABL

Beware of facilitation payments

The company generally prohibits the payment of facilitation or expediting payments made to speed up routine government action (for example, customs inspections, permits, and the like).

Only where any payment would strictly comply with our internal financial procedure for approving, identifying, and recording the nature of such payments may a facilitation payment be considered by the appropriate level of management. These facilitation payments cannot be used as a substitute for proper licenses or other required documentation.


BOXABL

Audits and Investigations

We all share a responsibility to cooperate with external and internal audits and investigations.

This means we must provide auditors and investigators the information to which they are entitled and maintain confidentiality when needed.

In addition, we may never attempt to interfere with or improperly influence their review. Refusal or failure to cooperate fully with an internal Boxabl or government investigation, or the failure to be fully truthful when providing evidence or testimony in such investigation, may result in disciplinary action, up to and including termination.

If you have any questions about what information an auditor or investigator is requesting and entitled to obtain, consult with the Law Department. If a governmental investigation occurs, management must contact the Law Department as soon as possible before proceeding.